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                                                              EXHIBIT 10.19
                                                              -------------
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is effective as of March 15, 1996, by and between VISTA 2000, INC., a Delaware Corporation (the "Company" and ROBERT E. ALTENBACH ("Executive") to hold the position of General Counsel to the Company.

                                   WITNESSETH:

     WHEREAS, the Company and Executive have previously entered into a Consulting Agreement with an effective date of January 1, 1996; and

     WHEREAS, the Company desires to employ Executive as its General Counsel on a full time basis and Executive desires to accept such employment, all on the terms and conditions as hereinafter provided;

     NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                    SECTION 1

                               TERMS OF EMPLOYMENT

     1.1 Employment. The Company hereby employs the Executive as General Counsel of the Company for and during the term hereof, subject to the direction of the Board of Directors of the Company and the terms and conditions hereof. The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.

     1.2 Duties of Executive. The Executive shall perform in the capacity described in Section 1.1 hereof and shall have such duties, responsibilities, and authorities and as may be reasonably assigned to him from time to time by the Chairman, Chief Executive Officer and the Board of Directors of the Company; provided, however, the Executive shall, during the term hereof, continuously have and retain such duties, responsibilities, and authorities at least as significant in scope and substance as the duties, responsibilities, and authorities required of the Executive's position with the Company as of the Effective Date. The Executive agrees to devote his full time during normal business hours, best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities, and authorities which may be reasonably assigned to him and which are consistent with this Section 1.1 of this Agreement. Notwithstanding the preceding, the Executive may, without being in violation of his obligations hereunder, (i) serve on corporate, civic or charitable boards or committees and manage personal investments as of the date hereof, (ii) maintain an "of counsel" position with a law firm for the purpose of being available to consult with attorneys on former clients of Executive, and
(iii) continue the practice of law and render legal services on a limited basis (not to exceed 20 hours per month without approval of the Board of Directors) to existing clients of Executive as of the date of this Agreement, provided the Executive shall use his best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling his obligations to the Company hereunder.

     1.3 Term. This Agreement shall become effective as of the Effective Date and shall continue in force and effect until and including March 15, 1999, unless sooner terminated as provided in Section 1.6 hereof. On each anniversary date of this Agreement, the term shall automatically be extended for an additional year. This Agreement may be further renewed or extended by written agreement between the Company and the Executive pursuant to terms and conditions mutually acceptable to each.
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     1.4 Compensation. The Company shall pay the Executive compensation for services rendered by the Executive under the Agreement as follows:

     (a) Base Salary. The Company shall pay the Executive an annual base salary of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the "Salary"), which shall be payable to the Executive on a monthly basis. The Salary shall be adjusted on an annual basis to take into account cost of living increases with a minimum increase of five (5%) percent per annum.

     (b) Additional Compensation. The Executive shall also be entitled to participate in an annual bonus pool for executives of the Company (the "Bonus Pool") in an amount equal to ten percent (10%) of pre-tax profits of the Company for each fiscal year during the term of the Agreement. The Executive's percentage participation in the Bonus Pool ("Additional Compensation") shall be determined by the Board of Directors or Compensation Committee. Additional Compensation shall be payable to the Executive within 120 days following the date serving as the Company's fiscal year end. All Additional Compensation due and owing the Executive shall be paid on a prorated basis in the event that (i) the term of the Agreement shall expire prior to the Company's fiscal year end or
(ii) the Agreement shall terminate pursuant to Section 1.6 hereof.

     (c) Bonus Compensation. The Company may also pay the Executive discretionary annual bonus compensation ("Bonus Compensation") following any fiscal year or quarter in an amount determined by the Board of Directors of the Company or Compensation Committee, if such Committee is operating, in its sole discretion to be proper and appropriate based upon such factors as the Board of Directors or Compensation Committee, as the case may be, deems appropriate, including (i) the Executive's contributions to the success of the business operations and the pre-tax profits of the Company, as determined in accordance with generally accepted accounting principles, (ii) the revenues of the Company for its fiscal year, and (iii) the general overall performance of the Company for its fiscal year. Such Bonus Compensation shall be paid by the Company to the Executive in the manner set forth in the resolution of the Board of Directors of the Company authorizing and declaring the payment of such Bonus Compensation to the Executive ("Bonus Resolution"). Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any Bonus Compensation pursuant to this paragraph 1.4(c) unless and until such Bonus Compensation is determined and declared by the Board of Directors of the Company.

     (d) Stock Options. The Executive shall be eligible to participate in the Company's 1993 Incentive Stock Option Plan, as amended, a copy of which is attached hereto as Exhibit "A" and by this reference made a part hereof. Executive and Company acknowledge that a stock option in the form attached hereto as Exhibit "B" and by this reference made a part hereof has previously been delivered to Executive pursuant to the terms of a Consulting Agreement dated January 1, 1996, which stock option shall continue to be in effect in accordance with its terms. Additionally, in the event the Executive's employment with the Company is renewed beyond the term hereof, the Executive shall be granted a stock option for 50,000 shares of Common Stock of the Company, exercisable upon such renewal for a period of ten (10) years thereafter at an exercise price of the lesser of $9.00 per share or the fair market value at the time of grant.

     1.5 Employment Benefits. In addition to the Salary and any Bonus Compensation payable to the Executive hereunder, the Executive shall be entitled to the following benefits upon

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satisfaction by the Executive of the eligibility requirements therefor, subject to the following limitations:

     (a) Sick Leave Benefits and Disability Insurance. Unless this Agreement is terminated pursuant to the provisions of Section 1.6(b) hereof, the Executive shall be paid sick leave benefits at his then prevailing salary rate during his absence due to illness or other incapacity, reduced by the amount, if any, of worker's compensation, social security entitlement, or disability benefits, if any, under the Company's group disability insurance plan, if any.

     (b) Life Insurance. The Company, at its expense, shall provide the Executive, subject to the Executive passing any physical examination required by the Company's insurance company, life insurance benefits under and consistent with any group term life insurance plan which the Company, at its election, may adopt. Notwithstanding the preceding sentence, it is understood and agreed that the Company will seek to obtain and maintain during the term of this Agreement, at its expense, a term insurance policy (the "Term Policy") on the life of the Executive, subject to the Executive passing any physical examination required by the Company's insurance company, providing death benefits in the amount of One Million Dollars ($1,000,000). The Company shall be the owner and one of the beneficiaries of the Term Policy. It is understood and agreed that fifty percent (50%) of the proceeds from such Term Policy shall be paid to the Company and fifty percent (50%) to such other beneficiaries as shall be designated by the Executive in the manner set forth in the Term Policy.

     (c) Hospitalization, Accident, Major Medical and Dental Insurance. The Company shall pay up to Six Hundred Dollars ($600.00) per month of the Employee's family health insurance coverage, or provide group health insurance covering the Employee's family at the Company's option. The Company, at its own expense, shall provide the Executive (and all dependents of the Executive at the request and expense of the Executive) with group hospitalization, group accident, major medical, and dental insurance in amounts of coverage comparable to the coverage, if any, provided other executive officers of the Company. The Company agrees to provide a Medical and Dental Reimbursement Plan substantially as presently provided to other executive officers of the Company.

     (d) Vacations. The Executive shall be entitled to a reasonable paid vacation equal to that provided to other Executives, according to Company policy, as determined by the Board of Directors of the Company, exclusive of holidays and weekends, which vacation shall be taken by the Executive in accordance with the business requirements of the Company at the time and its personnel policies then in effect relative to this subject. The Executive shall also be entitled to all paid holidays given by the Company to its executive employees.

     (e) Working Facilities. During the term of this Agreement, the Company shall provide, at its expense, adequate office space, furniture, equipment, supplies and personnel (including professional, clerical, support and other personnel) consistent with the past practices of the Company as shall be suitable in the opinion of the Board of Directors of the Company to the Executive's position and adequate for the Executive's use in performing his duties and responsibilities under this Agreement.

     (f) Personal Vehicle. The Company shall pay to the Employee a monthly vehicle allowance of Five Hundred and No/100 Dollars ($500.00), plus all expenses incurred by the Employee in connection with the operation of the automobile for the conduct of the affairs of the Company, including the cost of a cellular telephone.



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     (g) Other Employment Benefits. As an employee of the Company, the Executive shall participate in and receive such other fringe benefits as may be in effect from time to time for employees of the Company, whether or not specifically enumerated herein and whether or not through any written plan or arrangement, upon satisfaction by the Executive of the eligibility requirements therefor.

     1.6 Termination. This Agreement and the Executive's employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof only by reason of and in accordance with the following provisions (an "Event of Termination"):

     (a) Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive's death, and the Company shall have no further liability hereunder to the Executive or his estate except to the extent set forth in Section 1.7 hereof.

     (b) Disability. If, during the term of this Agreement, the Executive shall be prevented from performing his duties hereunder by reason of becoming totally disabled as hereinafter defined, then the Company may terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive except as set forth in Section 1.7(b) hereof. For purposes of this Agreement, the Executive shall be deemed to have become totally disabled upon the earlier of: (i) he either receives "total disability benefits" under (a) Social Security, or (b) the Company's disability plan, if any (whether funded with insurance or self-funded by the Company), or (ii) the Board of Directors of the Company, upon the written report of a qualified physician (after complete examination of the Executive) designated by the Board of Directors of the Company or its insurers, shall have determined that the Executive has become physically and/or mentally incapable of performing his duties under this Agreement for a period of one hundred eighty (180) days or more.

     (c) Termination by the Company for Cause. Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive or his estate, except to the extent set forth in Section 1.7(c) hereof. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:

          (1) Fraud, misappropriation or embezzlement by the Executive in connection with the Company as determined by the affirmative vote of at least a majority of the Board of Directors of the Company (provided, however, should the Executive dispute such determination by the Board, then the Company and the Executive shall enter immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, all costs of which shall be borne by the non-prevailing party);

          (2) Gross mismanagement or gross neglect of the Executive's duties as determined by the affirmative vote of at least a majority of the Board of Directors of the Company after notice to the Executive of the particular details thereof and a period of thirty (30) days thereafter within which to cure such act or acts of gross mismanagement or gross neglect, and the failure of the Executive to cure such act or acts within such thirty (30) day period;

          (3) Indictment for a felony or a crime involving moral turpitude;


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          (4) Willful and unauthorized disclosure of Trade Secrets (as defined in Section 1.9 hereof) of the Company;

     (d) Termination by the Company with Notice. The Company may terminate this Agreement for a reason other than as set forth in Subparagraphs (a), (b) or (c) of this Section 1.6 at any time upon ninety (90) days written notice to the Executive.

     (e) Termination by the Executive for Good Reason. The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive except to the extent set forth in Section 1.7(d) hereof. For purposes of this Agreement, the term "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances (which changes shall constitute a "Change"):

          (1) The assignment to the Executive of any duties inconsistent in any material respect (unless in the nature of a promotion) with the Executive's position in the Company immediately prior to such Change (including, but not limited to, the Executive's status, offices and titles), or a significant adverse alteration or diminution in the nature or status of the Executive's authority, duties or responsibilities from those in effect immediately prior to such Change, other than an isolated, insubstantial and inadvertent action that is fully corrected within five (5) days after receipt of written notice from the Executive;

          (2) Any failure by the Company to comply with any of the provisions of Sections 1.4 or 1.5 of this Agreement, other than an isolated, insubstantial and inadvertent action that is fully corrected within five (5) days after receipt of written notice from the Executive;

          (3) Any failure by the Company to comply with any material provision of this Agreement that has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company.

     (f) Termination by the Executive with Notice. The Executive may terminate this Agreement at any time upon ninety (90) days written notice to the Company.

     1.7 Compensation upon Termination.

     (a) Death. In the event the Executive's employment hereunder is terminated pursuant to the provisions of Section 1.6(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or his estate, except to pay to the Executive's spouse, or if he leaves no spouse, to the estate of the Executive (i) any accrued, but unpaid, salary, pursuant to
Section 1.4(a) and any vacation or sick leave benefits, which have accrued as of the date of death, but were then unpaid or unused, (ii) any accrued but unpaid Additional Compensation, and (iii) any declared but unpaid Bonus Compensation, but without accelerating the bonus payment date. Any amount due the Executive under clause (i) of this paragraph shall be paid in a lump sum in cash within thirty (30) days after the death of the Executive, any amount due the Executive under clause (ii) of this paragraph shall be paid in accordance with the Bonus Resolution.

     (b) Disability. In the event the Executive's employment hereunder is terminated pursuant to the provisions of Section 1.6(b) hereof due to the Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive (i) any accrued, but unpaid salary pursuant to Section 1.4(a) hereof, any vacation or sick



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leave benefits which have accrued as of the date on which such permanent disability is determined, but then remain unpaid, (ii) any accrued but unpaid Additional Compensation, and (iii) any declared but unpaid Bonus Compensation but without accelerating the bonus payment date. The provisions of the preceding sentence shall not affect the Executive's rights to receive payments under the Company's disability insurance plan, if any. Any amount due the Executive under clause (i) of this paragraph shall be paid in a lump sum in cash within thirty
(30) days after the termination of the Executive's employment hereunder, any amount due the Executive under clause (ii) of this paragraph shall be paid in accordance with the Bonus Resolution.

     (c) Cause. In the event the Executive's employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 1.6(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except to pay the Executive (i) any accrued, but unpaid, salary, pursuant to Section 1.4(a) hereof, and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused, (ii) any accrued but unpaid Additional Compensation, and
(iii) any declared but unpaid Bonus Compensation, but without accelerating the bonus payment date. Any amount due the Executive under clause (i) of this paragraph shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder and any amount due the Executive under clause (ii) of this paragraph shall be paid in accordance with the Bonus Resolution.

     (d) Termination by the Company with Notice. Upon the occurrence of an Event of Termination, as described in 1.6(d) hereof, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) three (3 times the highest annual rate of salary paid to Executive at any time under this Agreement, or (ii) the present value of the payments owed to Executive for the remaining term of this Agreement and payment of an amount equal to what Executive would have earned under the current year bonus plan as of the Event of Termination. At the discretion of the Company, such sum may be paid in a lump sum or to a mutually agreed upon trustee for disbursement to the Executive in equal monthly payments having an equivalent present value to the lump sum amount. The monthly payments shall continue during the greater of (a) three (3) years following the Executive's termination or (b) the remaining term of this Agreement. The calculation of present value shall be by a generally accepted formula agreed upon by both parties hereto.

     (e) Termination by the Executive for Good Reason. In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 1.6(e) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, salary, pursuant to Section 1.4(a) hereof, and any vacation or sick leave benefits which have accrued as of the date of termination of the Agreement, but were then unpaid or unused, (ii) any accrued but unpaid Additional Compensation, and (iii) any declared, but unpaid, Bonus Compensation. Any amount due the Executive under this paragraph shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder.

     (f) Termination by the Executive with Notice. In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 1.6(f) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, salary, pursuant to Section 1.4(a) hereof, (ii) any accrued but unpaid Additional Compensation, and (iii) any declared, but unpaid, Bonus Compensation.


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          Upon the occurrence of an Event of Termination, the Company will transfer to the Executive all ordinary life insurance contracts on the Executive's life under the Key Man insurance program the Company will cause to be continued at the Company's expense, health and disability coverage of Executive substantially identical to the coverage maintained by the Company for Executive prior to his termination. Such coverage shall cease upon the earlier of Executive's employment by another employer or the expiration of the remaining term of this Agreement.

     (g) Termination of Obligations of the Company Upon Payment of Compensation. Upon payment of the amounts, if any, due the Executive pursuant to the preceding provisions of this Section, the Company shall have no further obligation to the Executive under this Agreement.

     1.8 Change of Control.

     (a) No benefit shall be payable under this Section unless there shall have been a Change in Control of the Company. For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if (i) any "person" (as such term is defined in Section 13 (d)(3) of the Securities Exchange Act of
1934) becomes a beneficial owner, directly or indirectly, of the Company's securities representing 20% or more of the combined voting power of the then outstanding securities of the Company; (ii) a change in the composition of the majority of the Board of Directors occurs within twelve (12) months after such person becomes a beneficial owner, directly or indirectly, of securities of the Company representing five percent or more of the combined voting power of the then outstanding securities of the Company; or (iii) a sale of substantially all of the assets of the Company; or (iv) other act such as holding an official meeting of the Board of Directors without the President's proper notification. Notwithstanding the foregoing, the Board, in good faith, may make a finding that a Change in Control of the Company has taken place without the occurrence of any or all of the events enumerated above.

     (b) If any of the events described in Section 5(a) hereof constituting a Change of Control of the Company shall have occurred or the Board has determined that a Change in Control of the Company has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e), and (f) of this Section upon the subsequent termination of his employment at any time during the term of this Agreement (regardless of whether such termination results from his resignation or his dismissal), unless such termination is (a) because of his death or Retirement, or, (b) by the Company for Cause or Disability. Upon a Change in Control, Executive shall have the right to resign from the Company at any time during the term of this Agreement.

     (c) Upon the occurrence of a Change in Control of the Company followed by termination of the Executive's employment, the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the highest amount of salary paid to Executive at any time under this Agreement. At the discretion of the Company, such amount may be paid in a lump sum or monthly during the three (3) years following termination.

     (d) Upon the occurrence of a Change in Control of the Company, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, (i) payment of all deferred compensation, if any, and (ii) payment of an amount equal to what Executive would have earned under the current year bonus plan as of the Change in Control. At the discretion of the Company, such sum may be paid in a lump sum or to a mutually agreed upon trustee for disbursement to the Executive in equal monthly payments having an equivalent present value to the lump sum amount. The monthly payments shall continue during



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the greater of (a) three (3) years following the Executive's termination or (b)
the remaining term of the Agreement. The calculation of present value shall be by a generally accepted formula agreed upon by both parties hereto.

     (e) Upon the occurrence of a Change in Control of the Company, the Company will cause to be continued at the Company's expense life, health, retirement and disability coverage of Executive substantially identical to the coverage maintained by the Company for Executive prior to his termination. Such coverage shall cease upon the earlier of Executive's employment by another employer or the expiration of the remaining term of this Agreement.

     (f) Notwithstanding any provision of any stock option plan of the Company inconsistent herewith, upon the occurrence of a Change in Control of the Company followed by the termination of Executive's employment, Executive will immediately become vested as to all options previously granted to him under any such stock option plan, provided however, with respect to the stock options, Executive shall exercise such stock option not later than the date which is ten
(10) years from the date of grant of such stock option.

     (g) Upon the occurrence of a Change in Control of the Company, the Company will transfer to the Executive all ordinary life insurance contracts on the Executive's life under the Key Man insurance program.

     1.9 Protective Covenants. The Executive recognizes that his employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company's business and that of its subsidiaries during the period of his employment with the Company, (ii) certain information of which the Executive will gain knowledge during his employment is proprietary and confidential information which is of special and peculiar value to the Company or its subsidiaries, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including the Executive, engaging in a business in competition with that of the Company or its subsidiaries, hardship, loss and irreparable injury and damage could result to the Company or its subsidiaries, the measurement of which would be difficult if not impossible to ascertain. The Executive further acknowledges that the Company or its subsidiaries has developed and will continue to develop unique consumer products and attendant component parts (collectively, along with any trade secret information of the Company protected under the Georgia Trade Secrets Act of 1990, the "Trade Secrets"). Therefore, the Executive agrees that it is necessary for the Company to protect its business and that of its subsidiaries from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company or its subsidiaries against such damage and shall apply to and be binding upon the Executive as provided herein:

     (a) Trade Secrets. The Executive recognizes that his position with the Company is one of the highest trust and confidence by reason of the Executive's access to and contact with the Trade Secrets of the Company and its subsidiaries. The Executive agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company and its subsidiaries. The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, the Trade Secrets (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or its



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subsidiaries or of others with whom the Company or its subsidiaries has a business relationship. All memoranda, notes, records, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, arising out of, in connection with, or related to the production of the Company's products and component parts attendant thereto or those of its subsidiaries are, and shall continue to be, the sole and exclusive property of the Company or its subsidiaries, as applicable, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company's demand. It is understood and agreed that the term "Trade Secrets" shall not be deemed to include information which (i) is public knowledge or become generally available to the public other than as a result of a disclosure by you; (ii) becomes available to the Executive, on a nonconfidential basis, from a source (other than from the Company or its agents) who is not bound by a confidentiality agreement with the Company; or (iii) is in the Executive's possession prior to disclosure to the Executive by the Company.

     (b) Covenant Not to Compete. In the event this Agreement is terminated pursuant to the provisions of Section 1.6 hereof, or as the result of the voluntary resignation of the Executive, the Executive hereby covenants and agrees that for a period of one (1) year following the termination of his employment hereunder, he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate in any business involving the sale of home, business or personal security or safety products, provided, however, that if Executive enters the full-time practice of law that such representation of a similar business of the Company in an isolated or incidental transaction shall not be deemed a violation of this provision.

     (c) Survival of Covenants. Each covenant of the Executive set forth in this
Section 1.5 shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

     (d) Remedies. In the event of breach or threatened breach by the Executive of any provision of this Section 1.8, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

     The Executive hereby acknowledges that the Executive's agreement to be bound by the protective covenants set forth in this Section 1.8 was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein.


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                                    SECTION 2

                               GENERAL PROVISIONS

     2.1 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

     If to the Executive:

                  Robert E. Altenbach
                  4736 Corina Place
                  Roswell, Georgia  30075

     If to the Company:

                  Richard P. Smyth
                  Vista 2000, Inc.
                  11660 Alpharetta Highway, Suite 330
                  Roswell, Georgia 30076

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

     2.2 Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

     2.3 Waiver, Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of the Executive and the Company, subject to the prior approval of the Board of Directors of the Company.

     2.4 Binding Effect. This Agreement shall be binding and effective upon the Company and its successors and permitted assigns, and upon the Executive, his heirs and representatives; provided, however, that the Company shall not assign this Agreement without the written consent of the Executive.

     2.5 Choice of Law and Venue. The parties agree that this Agreement is made and entered into in Fulton County, Georgia and shall be governed by and construed in accordance with the laws of the State of Georgia, and that any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with or by reason of this



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

Agreement shall be brought in the applicable state court in and for Fulton County, Georgia which Courts shall be the exclusive courts of jurisdiction and venue.

     2.6 Representation of Executive. The Executive hereby represents and warrants to the Company that he has not previously assumed any obligations inconsistent with those contained in this Agreement. The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to his own initiative and that the Company did not induce the Executive to execute this Agreement in contravention of any existing commitments. The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

     2.7 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written effective as of the Effective Date.

                                        VISTA 2000, INC.


                                         By: /s/ Richard P. Smyth
                                            ------------------------
                                               RICHARD P. SMYTH
                                         Chairman and Chief Executive Officer




                                         EXECUTIVE:


                                         /s/ ROBERT E. ALTENBACH
                                         ------------------------
                                         ROBERT E. ALTENBACH







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